Exhibit 99.1

The Bon-Ton Stores, Inc. Announces First Quarter of Fiscal 2013 Results

~ Comparable Stores Sales Increased 1.2% ~

YORK, Pa.--(BUSINESS WIRE)--May 23, 2013--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported operating results for the first quarter of fiscal 2013 ended May 4, 2013.

First Quarter Highlights

  Comparable store sales increased 1.2%.
  Gross margin rate increased 57 basis points to 34.8%, compared with 34.3% in the first quarter of fiscal 2012.
  Operating loss decreased $11.4 million to $7.1 million, compared with an operating loss of $18.5 million in the first quarter of fiscal 2012.
  Adjusted EBITDA increased $10.4 million to $15.2 million, compared with $4.8 million in the first quarter of fiscal 2012. Adjusted EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).
  Net loss totaled $26.6 million, or $1.41 per diluted share, compared with a net loss of $40.8 million, or $2.23 per diluted share, for the first quarter of fiscal 2012.

Comments

Brendan Hoffman, President and Chief Executive Officer, commented, “Our first quarter financial results reflect meaningful progress on our strategic initiatives. Comparable store sales increased in spite of inclement weather. Enhancements to our eCommerce business again yielded double-digit sales growth while we saw increased penetration of proprietary credit card sales due to concentrated efforts to drive this business. Our gross margin rate benefited from a better balanced merchandise mix and a more effective markdown strategy.”

Net Sales

Comparable store sales for the first quarter of fiscal 2013 increased 1.2% over the first quarter of fiscal 2012. Total sales increased 1.0% to $646.9 million, compared with $640.8 million for the first quarter of fiscal 2012.

Other Income

Other income in the first quarter of fiscal 2013 was $15.0 million, compared with $13.5 million in the first quarter of fiscal 2012.

Gross Margin

In the first quarter of fiscal 2013, gross margin increased $5.8 million to $225.3 million, compared with $219.6 million in the first quarter of fiscal 2012. The gross margin rate for the first quarter of fiscal 2013 increased to 34.8% of net sales from 34.3% of net sales in the prior year period. The increase in the gross margin rate in the current year period is largely attributable to a reduced net markdown percentage and an increase in the cumulative markup percentage.

Selling, General and Administrative (“SG&A”) Expense

SG&A expense decreased $3.1 million to $225.1 million in the first quarter of fiscal 2013, compared with $228.2 million in the first quarter of fiscal 2012. The SG&A expense rate for the first quarter of fiscal 2013 decreased to 34.8% of net sales, compared with 35.6% of net sales in the first quarter of fiscal 2012.

Depreciation and Amortization / Amortization of Lease-related Interests

Depreciation and amortization expense, including amortization of lease-related interests, was $22.3 million in the first quarter of fiscal 2013, compared with $23.4 million in the first quarter of fiscal 2012.

Interest Expense, Net

In the first quarter of fiscal 2013, interest expense, net, was $18.7 million, compared with $20.6 million in the prior year period. The decrease in the current year period primarily reflects reduced deferred fees, net borrowings and interest rates.

Loss on Extinguishment of Debt

In the first quarter of fiscal 2013, the Company recorded a $0.4 million loss on extinguishment of debt due to accelerated amortization of deferred fees in conjunction with the $65 million redemption of the Company’s 2014 Senior Notes, compared with $1.2 million in the first quarter of 2012, which was primarily related to the prepayment penalty and accelerated amortization of deferred fees on the mortgage payoff associated with the sale of certain of its Rochester, NY locations.

Income Tax Provision

An income tax provision of $0.5 million was recorded in the first quarter of fiscal 2013 and in the first quarter of fiscal 2012.

Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “We are reaffirming our fiscal 2013 guidance for Adjusted EBITDA in a range of $180 million to $200 million, for earnings per diluted share in a range of $0.40 to $1.00 and for cash flow (see Note 2) in a range of $20 million to $40 million. Additionally, our excess borrowing capacity under our revolving credit facility was $425 million at the end of the first quarter of fiscal 2013.”

Conference Call Details

The Company’s quarterly conference call to discuss first quarter of fiscal 2013 results will be broadcast live today at 10:00 a.m. Eastern time. Investors and analysts interested in participating in the call are invited to dial (888) 211-9963 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, June 6, 2013. The number to call for the taped replay is (877) 870-5176 and the conference PIN is 8829990. The conference call will also be broadcast on the Company’s website at http://investors.bonton.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available through Thursday, June 6, 2013.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 272 department stores, which includes 11 furniture galleries, in 24 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to: risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company in a number of ways, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the Company’s proprietary credit card program; potential increases in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the failure to successfully implement our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of regulatory requirements including the Health Care Reform Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; the financial condition of mall operators; and the failure to close the sale of our Second Lien Senior Secured Notes due 2021. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of lease-related interests and loss on extinguishment of debt. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present Adjusted EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses Adjusted EBITDA internally to compare the profitability of our stores. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. Adjusted EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net loss to Adjusted EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted net income, plus depreciation and amortization, amortization of lease-related interests, and taxes, less capital expenditures and pension contributions.

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)	May 4,	February 2,
(Unaudited)	2013	2013
Assets
Current assets:
Cash and cash equivalents	$9,017	$7,926
Merchandise inventories	731,461	758,400
Prepaid expenses and other current assets	71,613	70,601
Total current assets	812,091	836,927
Property, fixtures and equipment at cost, net of accumulated depreciation and amortization of $825,089 and $804,559 at May 4, 2013 and February 2, 2013, respectively	642,190	652,822
Deferred income taxes	16,328	15,010
Intangible assets, net of accumulated amortization of $59,479 and $57,596 at May 4, 2013 and February 2, 2013, respectively	108,680	110,563
Other long-term assets	17,904	18,887
Total assets	$1,597,193	$1,634,209
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$184,343	$193,898
Accrued payroll and benefits	29,162	32,410
Accrued expenses	149,648	165,536
Current maturities of long-term debt (1)	75,997	75,886
Current maturities of obligations under capital leases	3,975	3,925
Deferred income taxes	22,020	20,256
Income taxes payable	32	739
Total current liabilities	465,177	492,650
Long-term debt, less current maturities	786,617	768,864
Obligations under capital leases, less current maturities	51,475	52,478
Other long-term liabilities	209,131	209,611
Total liabilities	1,512,400	1,523,603
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares of 17,787,882 and 17,491,277 at May 4, 2013 and February 2, 2013, respectively	178	175
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued and outstanding shares of 2,951,490 at May 4, 2013 and February 2, 2013	30	30
Treasury stock, at cost - 337,800 shares at May 4, 2013 and February 2, 2013	(1,387)	(1,387)
Additional paid-in-capital	158,977	158,728
Accumulated other comprehensive loss	(71,691)	(73,242)
(Accumulated deficit) retained earnings	(1,314)	26,302
Total shareholders' equity	84,793	110,606
Total liabilities and shareholders' equity	$1,597,193	$1,634,209

(1)	Upon the successful completion of our 8.00% Second Lien Senior Secured Notes due 2021 offering, $68,983 of current maturities of long-term debt will be reclassified to long-term debt as of May 4, 2013.

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN
	WEEKS ENDED
(In thousands except per share data)	May 4,	April 28,
(Unaudited)	2013	2012

Net sales	$646,904	$640,771
Other income	14,979	13,526
	661,883	654,297

Costs and expenses:
Costs of merchandise sold	421,588	421,216
Selling, general and administrative	225,096	228,240
Depreciation and amortization	21,180	22,187
Amortization of lease-related interests	1,136	1,183
Loss from operations	(7,117)	(18,529)
Interest expense, net	18,708	20,573
Loss on extinguishment of debt	360	1,169

Loss before income taxes	(26,185)	(40,271)
Income tax provision	450	509

Net loss	$(26,635)	$(40,780)

Basic loss per share	$(1.41)	$(2.23)

Diluted loss per share	$(1.41)	$(2.23)

Other financial data:
Adjusted EBITDA (1)	$15,199	$4,841

(1) Adjusted EBITDA reconciliation
The following table reconciles net loss to Adjusted EBITDA for the periods indicated:

	THIRTEEN
	WEEKS ENDED
(In thousands)	May 4,	April 28,
(Unaudited)	2013	2012

Net loss	$(26,635)	$(40,780)
Adjustments:
Income tax provision	450	509
Loss on extinguishment of debt	360	1,169
Interest expense, net	18,708	20,573
Depreciation and amortization	21,180	22,187
Amortization of lease-related interests	1,136	1,183

Adjusted EBITDA	$15,199	$4,841

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor and Public Relations
mkerr@bonton.com